UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 11, 2015
Amedica Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South
Salt Lake City, Utah 84119
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (801) 839-3500
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 11, 2015, Amedica Corporation (the “Company”) closed its previously announced public and private offerings (the “Offerings”) of common stock (“Common Stock”) and Series A, Series B and Series C Warrants. The Company received gross proceeds from the offering of approximately $5.0 million before placement agent fees and related expenses.
In connection with the closing of the Offerings, the Company entered into certain leak-out agreements (each, a “Leak-Out Agreement”) each by and between an investor that participated in the Offerings (each, an “Investor”) and the Company, and in the form attached hereto as Exhibit 10.1.
Each Leak-Out Agreement provides that until November 13, 2015 (or earlier upon the occurrence of certain conditions) neither such Investor signatory thereto, nor any of its affiliates, collectively, will sell, on any trading day, more of the shares of Common Stock purchased in the Offerings than the greater of (x) 5,000 shares of Common Stock or (y) 8% of the daily average composite trading volume of the Common Stock as reported by Bloomberg, LP (subject to adjustment for any stock splits or combinations, stock dividends, recapitalizations or similar event after the date hereof); provided, that the foregoing restrictions do not apply to any sales of shares of Common Stock occurring both (i) at a sale price at or above $0.50 and (ii) at a time the last price of the Common Stock on the principal trading market (as reported by Bloomberg, LP) is at or above $0.50 (in each case, subject to adjustment for any stock splits or combinations, stock dividends, recapitalizations or similar event after the date hereof).
For the complete terms of the Leak-Out Agreement, you should refer to the form of the Leak-Out Agreement which is filed as an Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this report.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Form of Leak-Out Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
AMEDICA CORPORATION
Date: September 11, 2015
By: /s/ Ty Lombardi
Name: Ty Lombardi
Title: Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Leak-Out Agreement